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                       April 26, 2024

       Anthony Mifsud
       Executive Vice President and Chief Financial Officer
       COPT Defense Properties
       6711 Columbia Gateway Drive, Suite 300
       Columbia, Maryland 21046

                                                        Re: COPT Defense
Properties
                                                            Form 10-K for the
fiscal year ended December 31, 2023
                                                            Filed February 22,
2024
                                                            File No. 001-14023

       Dear Anthony Mifsud:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction